Exhibit 99.49

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made as of the date written below by the undersigned (the “Designee”) in accordance with the Amended and Restated Operating Agreement of Clearwire Communications LLC dated as of November 28, 2008 (as amended from time to time, the “Operating Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

The Designee hereby acknowledges, agrees and confirms that, by its execution of this Assignment and Assumption Agreement, and upon consummation of the acquisition or Transfer, as applicable, of Units, the Designee will be a Member and will be subject to all rights and obligations of a Member owning the acquired Units or the Transferor Member, as applicable, under the Operating Agreement. The Designee hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of the date written below.

Date: December 11, 2012

SN UHC 1, INC.

By:	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: President

Address for Notices:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Senior Vice President Corporate Development and Spectrum
Facsimile No.: (703) 433-4406

with copies to (which will not constitute notice) to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Corporate Secretary
Facsimile No.: (913) 523-9797

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100